Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Smithfield Foods, Inc. and to the incorporation by reference therein of our reports dated June 18, 2010, with respect to the consolidated financial statements and schedule of Smithfield Foods, Inc., and the effectiveness of internal control over financial reporting of Smithfield Foods, Inc., included in its Annual Report (Form 10-K) for the year ended May 2, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

June 18, 2010